UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 21, 2020

INHIBRX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39452	82-4257312
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11025 N. Torrey Pines Road, Suite 200
La Jolla, CA 92037
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code (858) 795-4220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INBX	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 3.02.	Unregistered Sales of Equity Securities.
In connection with the closing of the initial public offering of Inhibrx, Inc., or the Company, on August 21, 2020, the Company issued (i) 4,294,605 shares of its common stock as a result of the automatic conversion of $59.4 million of aggregate principal amount plus accrued interest underlying its convertible promissory notes, (ii) 2,473,431 shares of its common stock upon the automatic conversion of 4,299,319 shares of its Series Mezzanine 1 Preferred Stock and (iii) 4,737,654 shares of its common stock upon the automatic conversion of 8,235,012 shares of its Series Mezzanine 2 Preferred Stock. The shares of Series Mezzanine 1 Preferred Stock and Series Mezzanine 2 Preferred Stock converted represented all outstanding shares of each such series of the Company’s preferred stock and the convertible promissory notes converted represented all of the Company’s outstanding convertible promissory notes.
The issuances of shares of common stock upon conversion of the convertible promissory notes, Series Mezzanine 1 Preferred Stock and Series Mezzanine 2 Preferred Stock as described above were deemed to be exempt from registration under the Securities Act of 1933, as amended, or the Securities Act, in reliance on Section 3(a)(9) of the Securities Act.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On August 21, 2020, the Company filed an amended and restated certificate of incorporation, or the Amended and Restated Certificate, with the Secretary of State of the State of Delaware in connection with the closing of its initial public offering. The Company’s board of directors and stockholders previously approved the Amended and Restated Certificate to be filed in connection with, and to be effective upon, the closing of the Company’s initial public offering.
The Amended and Restated Certificate amends and restates in its entirety the Company’s certificate of incorporation to, among other things: (i) authorize 120,000,000 shares of common stock; (ii) eliminate all references to the previously existing series of preferred stock; (iii) authorize 15,000,000 shares of undesignated preferred stock that may be issued from time to time by the Company’s board of directors in one or more series; (iv) establish a classified board of directors, divided into three classes with staggered three-year terms, with one class of directors to be elected at each annual meeting of the Company’s stockholders; (v) provide that the authorized number of directors may be changed only by the resolution of the Company’s board of directors; (vi) provide that directors may be removed from office only for cause and only upon the affirmative vote of the holders of at least 75% of the votes that all of the Company’s stockholders would be entitled to cast in an election of directors; (vii) provide that any vacancy on the Company’s board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled only by vote of a majority of the directors then in office; (viii) eliminate the ability of the Company’s stockholders to take action by written consent in lieu of a meeting and call special meetings of stockholders; and (ix) provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States shall be the sole and exclusive forum for certain types of actions or proceedings.
The foregoing description of the Amended and Restated Certificate is qualified in its entirety by reference to the full text of the Amended and Restated Certificate, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.
On August 21, 2020, upon the closing of the Company’s initial public offering, the amended and restated bylaws of the Company, or the Amended and Restated Bylaws, which were previously approved by the Company’s board of directors and stockholders, became effective. The Amended and Restated Bylaws restate the Company’s bylaws in their entirety to, among other things: (i) eliminate the ability of the Company’s stockholders to take action by written consent in lieu of a meeting and call special meetings of stockholders; (ii) establish procedures relating to the presentation of stockholder proposals at stockholder meetings; (iii) establish procedures relating to the nomination of directors; and (iv) conform to the provisions of the Amended and Restated Certificate.
The foregoing description of the Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.2 to this Current Report on Form 8‑K and is incorporated herein by reference.

Item 8.01.	Other Events.
August 20, 2020, the Company completed its initial public offering of 8,050,000 shares of its common stock, which includes the exercise in full by the underwriters of their option to purchase 1,050,000 additional shares, at a price to the public of $17.00 per share. The gross proceeds to the Company from the initial public offering were approximately $136.9 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation
3.2	Amended and Restated Bylaws

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2020
INHIBRX, INC.

	By:	/s/ Kelly Deck
	Name:	Kelly Deck
	Title:	Chief Financial Officer